Exhibit 5.3

Your Ref: Our Ref: Tel No:	28359.0006/62719841.1 +44 1624 638300	Please Respond To: Direct Dial: Email:	Tristan Head +44 1624 638393 tristan.head@cains.com

22 October 2021

AngloGold Ashanti Limited

112 Oxford Road

Houghton Estate

Johannesburg, 2198

South Africa

AngloGold Ashanti Holdings plc

Falcon Cliff

Palace Road

Douglas

Isle of Man IM2 4LB

Dear Sirs,

AngloGold Ashanti Holdings plc (Company Registration No: 001177V) (the “Company”)

1.

We have acted as Isle of Man legal advisers to the Company and AngloGold Ashanti Limited (the “Guarantor”) in connection with the Company’s offering of US$750,000,000 aggregate principal amount at maturity of its 3.375% notes due 2028 (the “Notes”), each fully and unconditionally guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Debt Securities”), being the Company’s holding company, in an underwritten public offering pursuant to an underwriting agreement dated 19 October 2021 (the “Underwriting Agreement”) between the Company, the Guarantor and the several underwriters listed in Schedule I annexed thereto (the “Underwriters”).

2.	The Debt Securities are to be issued pursuant to an indenture dated 28 April 2010 (the “Indenture”) among the Company, the Guarantor and The Bank of New York Mellon (as trustee).

Documents Examined

3.	For the purpose of giving this opinion we have examined copies of the following documents (but no others):

3.1	the Underwriting Agreement;

3.2	the Indenture;

3.3	the terms of the Debt Securities and the certificates representing the Debt Securities;

3.4	the Prospectus Supplement dated 19 October 2021, filed with the Commission (as defined herein) (the “Prospectus”);

3.5

the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Isle of Man Registrar of Companies (the “Registrar”) appointed pursuant to the Companies Act 2006 (the “Act”) on 22 October 2021 (the “Search Date”); and

3.6	resolutions of the board of directors of the Company passed on 20 April 2010 and 14 October 2021, approving, inter alia, the issue and the offer of the Notes (the “Resolutions”).

For the purposes of this opinion, the documents listed at paragraphs 3.1 to 3.3 inclusive are together referred to as the “Documents”.

Searches

4.1

On the Search Date, we procured a search of the file maintained by the Registrar in relation to the Company. Please note that our search only reflected documentation which had been processed by the Registrar and placed on such file and did not reflect matters which had been lodged for registration, but had not actually been placed on such file.

4.2

On the Search Date, we also procured that an on-line search of the entries and filings available for public inspection at the Isle of Man Courts Public Office and the Isle of Man Central Registry be undertaken in respect of the Company. However, we would ask you to note that these searches cannot be conclusively relied upon to reveal any litigation in which the Company may be involved.

Isle of Man Law

5.	This opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

6.

We have made no investigation of the laws of any jurisdiction other than the Isle of Man and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America and South Africa.

Assumptions

7.	For the purposes of giving this legal opinion, we have assumed:

7.1

the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as copies; and the correctness of all facts stated in and representations made in the Documents (except as otherwise expressly opined upon herein);

7.2

that we have been provided with copies or originals of all documents which are relevant to the transaction governed by, or referred to in, the Documents or which might affect the opinions expressed in this letter;

7.3

that each party to the Underwriting Agreement and the Indenture, as the case may be, other than the Company, was duly organised and validly existing as at the date of the Underwriting Agreement and the Indenture, as the case may be, and remains duly organised and existing at the date of this opinion and that each has and will have full capacity, power and authority and all necessary regulatory and other approvals, exemptions, licences and authorisations to execute, deliver and perform each of its obligations under the Underwriting Agreement and the Indenture, as the case may be;

7.4	that no provisions of the laws of any jurisdiction outside the Isle of Man would be contravened by the execution or delivery of the Documents and the offer or issue of the Debt Securities;

7.5

that, insofar as any obligation under any of the Documents falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

7.6

that no laws (other than of the Isle of Man) which may apply with respect to the Documents or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

7.7

that each of the Documents is valid, binding and effective and imposes valid, legally binding and enforceable duties and liabilities on the parties thereto in accordance with its terms under the laws by which it is expressed to be governed and any other applicable law (in each case, excluding the laws of the Isle of Man);

7.8

that, as at the Search Date, the file maintained by the Registrar in relation to the Company accurately and completely recorded and reflected all resolutions passed and other actions or events in relation to the Company which give rise to an obligation on the part of the Company or any other party to deliver forms or documents to the Registrar;

7.9	that the Resolutions have not been varied, amended or revoked and remain in full force and effect at the date of this letter;

7.10	that the directors of the Company are acting bona fide in the best interests of the Company; and

7.11	that there are no vitiating factors of which we are unaware such as fraud, undue influence or duress, which might affect the opinions expressed in this letter.

Opinion

8.	On the basis of the foregoing, we advise you that, in our opinion:

8.1

the Notes have been duly authorised in accordance with the Indenture, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Debt Securities will constitute valid and binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their terms; and

8.2

the statements made in the Prospectus under the caption “Taxation — Isle of Man Taxation”, insofar as they purport to describe the material tax consequences of an investment in the Debt Securities, fairly summarise the matters therein described.

Qualification

9.

References herein to the obligations of the Company or the Guarantor being legal, valid and binding upon it should be construed to mean that such obligations are of a nature generally considered to be legal, valid and binding by the Isle of Man courts as a matter of Isle of Man law. Our opinion as to the validity and enforceability of the Debt Securities is subject to applicable laws relating to bankruptcy, insolvency, liquidation, reorganisation, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity; enforceability may depend upon the particular factual circumstances; enforcement may depend upon the exercise of suitable discretion by the Isle of Man courts; and claims may become barred under the Limitation Act 1984 (as amended) or be subject to set-off or counterclaim.

Reliance

10.	This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the United States Securities Act of 1933.

11.

We consent to the filing of this opinion with the United States Securities and Exchange Commission (the “Commission”) as an exhibit to a report on Form 6-K to be filed by the Company and the Guarantor on or around the date hereof and incorporated by reference into the Form F-3 Registration Statement filed with the Commission by the Company and the Guarantor. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, or the rules or regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Cains Advocates Limited